UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 5, 2010

Shiner International, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33960	98-0507398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road
Haikou, Hainan Province, China 570125

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:       86-898-68581104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 5, 2010, Arnold Staloff provided notice of his resignation to the board of directors of Shiner International, Inc. (the “Company”).  Mr. Staloff’s resignation is effective as of July 6, 2010.

(d)           On July 7, 2010, the Company’s board of directors appointed Michael J. Antonoplos to the board of directors in order to fill the vacancy left by Mr. Staloff.  Mr. Antonoplos will serve on the audit, compensation, and nominating committees of the board of directors and will act as chairman of the audit committee.  Mr. Antonoplos will be compensated for his service as a director on the same basis as other non-employee directors of the Company, including board fees and chairman fees, and eligibility to receive stock-based awards and other compensation paid to the Company’s directors. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Antonoplos has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.  Shortly after his appointment, Mr. Antonoplos will be awarded a stock option to purchase 30,000 shares of the Company’s common stock, with an exercise price of $1.25 per share and of which 1/3 will vest immediately, and an additional 1/3 will vest on each of the first and second anniversary of the grant date.

Mr. Antonoplos is a 36-year veteran of the commercial real estate industry.  He is a principal of a firm he started in 2000, which provides debt and equity for a variety of real estate investments.  Mr. Antonoplos has previously served as an officer and board member for two public companies.  Mr. Antonoplos graduated from the University of Pittsburgh with bachelor of science degrees in both psychology and political science.  Presently, Mr. Antonoplos is acting as a receiver for a corporation under an appointment from the U.S. District Court of the Eastern District of Pennsylvania.  In this capacity, he is responsible for overseeing the operation of the enterprise, managing its bank accounts, and obtaining funds to satisfy a bankruptcy judgment, while maintaining the viability of the company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 7, 2010

SHINER INTERNATIONAL, INC.

By:	/s/ Qingtao Xing
Qingtao Xing
President & Chief Executive Officer